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RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”), dated as of May 4, 2020 (the “Effective Date”), is by and between Greenlight Reinsurance, Ltd. (the “Subsidiary”) and Brendan Barry (“Executive”) (each a “Party” and, collectively, the “Parties”).
WHEREAS, pursuant to that certain employment agreement by and between the Subsidiary and Executive, dated as of August 15, 2006, as amended by written notification on February 27, 2009, March 11, 2011, August 15, 2011 and October 27, 2017, and as further amended by that amendment to the employment agreement, dated as of March 15, 2018, by and between the Subsidiary and Executive (as it may be further amended from time to time, the “Employment Agreement”), Executive is currently employed by the Subsidiary.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Retention Bonus.
(a)Retention Bonus. Executive shall be eligible to earn a bonus in the aggregate amount of US $200,000 (the “Retention Bonus”), subject to and in accordance with, the terms and conditions of this Agreement. Except as set forth below in Section 1(b), the Executive’s receipt of the Retention Bonus shall be subject to (i) Executive’s continuous employment in good standing through and including June 30, 2021 (such date, the “Retention Date”) (and not having given notice of termination for any reason or received notice of termination for Cause (as defined in the Employment Agreement) or due to Disability (as defined in the Employment Agreement)) and (ii) Executive’s compliance with any and all confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which Executive may be bound howsoever arising, including, but not limited to, those set forth in Section 9 of the Employment Agreement, through the Payment Date (as defined below). If all of the foregoing conditions are satisfied, the Retention Bonus shall be paid to Executive in a lump sum cash payment on July 1, 2021 (the “Payment Date”).
(b)Termination without Cause. If, prior to the Retention Date, Executive’s is terminated by the Subsidiary without Cause (other than due to death or Disability) then, subject to Executive’s compliance with any and all confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which Executive may be bound howsoever arising, including, but not limited to, those set forth in Section 9 of the Employment Agreement through the Payment Date, the Retention Bonus shall be paid to Executive in a lump sum cash payment on the Payment Date.
(c)Notwithstanding anything herein to the contrary, (i) except as otherwise set forth in Section 1(b), if (x) Executive’s employment terminates for any reason at any time or (y) Executive has given notice of termination for any reason or received notice of termination by the Subsidiary for Cause or due to Disability, in any such case, this

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Agreement shall automatically terminate without any further action by the Parties hereto and this Agreement shall be null and void and have no further force and effect and Executive shall have no rights hereunder, and (ii) if Executive breaches any confidentiality, non-competition, non-solicitation, non-disparagement, and assignment of inventions provisions by which the Executive may be bound, including, but not limited to, those set forth in Section 9 of the Employment Agreement, this Agreement shall automatically terminate without any further action by the Parties hereto and this Agreement shall be null and void and have no further force and effect and Executive shall have no rights hereunder.
2.Successors: The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Subsidiary, and the heirs, executors and administrators of Executive, and shall be assignable by the Subsidiary to any entity acquiring substantially all of the assets of the Subsidiary, whether by merger, consolidation, sale of assets or similar transactions.
3.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if transmitted via electronic mail or when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Subsidiary and if to the Subsidiary, to its executive offices or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
4.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.
5.Dispute Resolution. The Parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Subsidiary’s internal review procedures. If despite their good faith efforts, the Parties are unable to resolve such controversy or claim through the Subsidiary’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on the Parties, and any court of competent jurisdiction may enter judgment upon the award. Each Party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.
6.Taxes. If payable in accordance with the terms and conditions hereof, Executive shall be paid the Retention Bonus gross and Executive shall be solely responsible for the payment of any national, state or federal taxes or similar obligations to which Executive may be liable from time to time in any jurisdiction and the filing of any documents or returns that may be required in connection therewith. Executive hereby consents to all deductions as may be

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permitted by law being made by the Subsidiary from the Retention Bonus, if any, and the Subsidiary shall have the right to deduct from any compensation paid to Executive hereunder or otherwise the amount of taxes required by law in any jurisdiction to be withheld therefrom. Executive acknowledges and agrees that the Subsidiary and its affiliates have not provided any tax advice to Executive in connection with this Agreement or the Retention Bonus hereunder and that Executive has been advised by the Subsidiary to seek tax advice from Executive’s own tax advisors regarding the payments that may be made to Executive hereunder.
7.No Right to Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Subsidiary or any of its affiliates to terminate Executive’s employment at any time.
8.Other Benefits. The Retention Bonus is a special incentive payment to Executive and shall not be taken into account in computing the amount of salary or compensation for purposes of determining severance or any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Subsidiary or any of its affiliates, unless such plan or agreement expressly provides otherwise.
9.Unfunded Status. Neither Executive nor any other person or entity claiming a benefit under or through Executive or otherwise shall have any right, title or interest by reason of the bonus hereunder to any particular assets of the Subsidiary or any of its subsidiaries or affiliates. There shall be no funding of any amounts which may become payable hereunder. Neither the Subsidiary nor any of its subsidiaries or affiliates shall be required to establish any fund or make any other segregation of assets to assure satisfaction of the obligations under this Agreement. Nothing in this Agreement gives Executive or any other person or entity claiming a benefit under or through Executive any rights that are greater than those of a general unsecured creditor of the Subsidiary or any of its subsidiaries or affiliates. Any amount payable hereunder shall be paid from the general assets of the Subsidiary, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.
10.Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is executed in writing by each Party. No waiver by any Party hereto at any time of any breach by any other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
11.Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
12.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

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13.Entire Agreement and Effectiveness. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto in respect of such subject matter.
14.Signature in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

             GREENLIGHT REINSURANCE, LTD.

             /s/ Simon Burton
By: Simon Burton
             Title: Chief Executive Officer

             /s/ Brendan Barry
             Brendan Barry
Signature Page to Retention Bonus Agreement